SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)
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☐	Soliciting Material under § 240.14a-12

VERSAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Dear Stockholder:

You are cordially invited to attend Versar, Inc.’s Annual Meeting of Stockholders to be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Wednesday, November 18, 2009, at 10:00 a.m. local time.

The matters scheduled for consideration at the meeting are the election of directors and other matters described in the enclosed Proxy Statement. We will also report to you on Versar’s condition and performance, and you will have the opportunity to question management on matters that affect the interests of all stockholders.

You can reach the Springfield Golf and Country Club by car, from either I-95 or I-495. From I-95: exit Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House. From I-495: exit I-95 South to Old Keene Mill Road West, entrance about two miles on the left to Springfield Golf and Country Club. Stay right to the Club House.

The stockholders’ interest in the affairs of Versar is encouraged and it is important that your shares be represented at the meeting. We hope you will be with us. Whether you plan to attend or not, please complete, sign, date, and return the enclosed proxy card as soon as possible in the postpaid envelope provided. Sending in your proxy will not limit your right to vote in person or to attend the meeting, but it will assure your representation if you cannot attend. Your vote is important.

Sincerely yours,

Paul J. Hoeper
Chairman of the Board

October 13, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on November 18, 2009

•	This Proxy Statement and the Versar Annual Report to Stockholders for fiscal year 2009 are available at https://materials.proxyvote.com/925297.

•	The 2009 Annual Meeting of Stockholders of Versar, Inc. will be held on Wednesday, November 18, 2009, at 10:00 a.m., local time, at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152.

•	The matters to be acted on at the 2009 Annual Meeting of Stockholders of Versar, Inc. are:

•	Electing seven directors to serve until the Annual Meeting of Stockholders in 2010, and

•	Ratifying the appointment of Grant Thornton LLP as the independent registered public accountants for Versar for the fiscal year 2010.

•	Versar also makes available on its internet website (www.versar.com) its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, all of its other filings with the Securities and Exchange Commission, any Statements of Changes of Beneficial Ownership (Form 4 Reports) filed by its directors and executive officers, the charters of each Committee of the Board of Directors, its Corporate Governance Guidelines and its Code of Conduct. Information contained on Versar’s website should not be deemed filed with, and is not incorporated by reference into, this Proxy Statement or any of Versar’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that Versar specifically so provides.

•	You are invited to attend the meeting in person and if you do, you may cast your vote in person at the meeting.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Versar, Inc.:

The 2009 Annual Meeting of Stockholders of Versar, Inc. (the “Company”) will be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on Wednesday, November 18, 2009, at 10:00 a.m. local time for the following purposes:

1. To elect seven directors to serve until the 2010 Annual Meeting of Stockholders;

2. To ratify the appointment of Grant Thornton LLP as independent registered public accountants for fiscal year 2010; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 25, 2009, will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the meeting.

By Order of the Board of Directors,

James C. Dobbs
Secretary

October 13, 2009

IMPORTANT NOTICE

YOUR PROXY IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POST-PAID ENVELOPE PROVIDED.

VERSAR, INC.
6850 Versar Center
Springfield, Virginia 22151
(703) 750-3000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 18, 2009

GENERAL

This Proxy Statement and the enclosed proxy card are being mailed on or about October 13, 2009, to stockholders (“Stockholders”) of Versar, Inc. (“Versar” or the “Company”) in connection with the solicitation by the Board of Directors of the Company of proxies for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment(s) or postponement(s) thereof. The Annual Meeting will be held at 10:00 a.m. local time at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia 22152, on November 18, 2009. Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Company an instrument revoking it or by delivering to the Company a duly executed proxy bearing a later date. In addition, if the person executing the proxy is present at the Annual Meeting, he or she may revoke such proxy by voting his or her shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not revoked, will be voted at the Annual Meeting in accordance with the directions specified therein.

On or about October 13, 2009, the Annual Report of the Company for fiscal year 2009 (including financial statements), the Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy card are being mailed in a single envelope to holders of Versar’s Common Stock, par value $.01 per share (“Common Stock”), at the close of business on September 25, 2009 (the “Record Date”).

Record Date and Voting Rights

Only holders of record of Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. There were 9,137,806 shares of Common Stock outstanding and entitled to vote as of the Record Date. Each share of Common Stock entitles the holder to one vote on all matters of business at the meeting.

The By-laws of the Company require that the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote at the Annual Meeting be present in person or represented by proxy in order for a quorum to exist for the transaction of business at that meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary voting authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming that a quorum is present for the Annual Meeting, then those seven nominees for director who receive the highest number of votes cast will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Proposal No. 2 must be approved by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. For purposes of Proposal No. 2, abstentions are counted for purposes of calculating shares present and entitled to vote but are not counted as shares voting and therefore have the effect of a vote against such proposal. For purposes of Proposal No. 2, broker non-votes are not counted as shares present and entitled to vote and therefore have no effect with respect to such proposal.

Any proxy which is returned by a Stockholder properly completed and which is not revoked will be voted at the Annual Meeting in the manner specified therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card (or their substitutes) will vote FOR the election of the Board of Directors’ nominees, FOR Proposal No. 2 and in the proxy holders’ discretion with regard to all other matters. Any unmarked proxies, including those submitted by brokers (other than broker non-votes) or custodians, nominees or fiduciaries, will be voted in favor of the nominees for the Board of Directors and other proposals, as indicated in the accompanying proxy card.

The cost of preparing, assembling and mailing all proxy materials will be borne by Versar. In addition to solicitation by mail, solicitations may be made by personal interview, telephone, and telegram by officers and regular employees of the Company or its subsidiaries, acting without additional compensation. In addition, Versar has engaged Georgeson to assist in the solicitation of proxies. Versar anticipates that the costs associated with this engagement will be approximately $2,000 plus costs and expenses incurred by Georgeson. Versar anticipates that banks, brokerage houses, and other custodians, nominees, and fiduciaries will forward this material to beneficial owners of shares of Common Stock entitled to vote at the Annual Meeting, and such persons will be reimbursed by Versar for the out-of-pocket expenses incurred by them in this regard.

Principal Shareholders

The table below sets forth, as of September 25, 2009, the only persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

	Amount and Nature	Percent
	of Beneficial	of
Name and Address of Beneficial Owner	Ownership	Class of Stock
Dr. Robert L. Durfee(1) 6850 Versar Center Springfield, VA 22151	590,988	6.4%
Marathon Capital Management(2) 4 North Park Drive, Suite 106 Hunt Valley, MD 21030	898,066	9.8%
Perrit Capital Management, Inc.(3) 300 South Wacker Drive, Suite 2880 Chicago, IL 60606	493,700	5.4%
Wedbush, Inc.(4) 1000 Wilshire Boulevard Los Angeles, CA 90017	576,612	6.3%

(1)	For a description of the nature of the beneficial ownership of Dr. Durfee, see “SECURITY HOLDINGS OF MANAGEMENT.” The information with respect to shares of Common Stock held by Dr. Durfee are based upon filings with the Securities and Exchange Commission (the “SEC”) and information supplied by Dr. Durfee.

(2)	The information with respect to shares of Common Stock held by Marathon Capital Management, LLC (“Marathon”), is based on filings with the SEC. According to such filings, Marathon has sole voting power and sole dispositive power with respect to such Common Stock.

(3)	The information with respect to the shares of Common Stock held by Perrit Capital Management, Inc. (“Perrit”) is based on filings with the SEC. According to such filings, Perrit has sole voting and dispositive power with respect to such Common Stock.

(4)	The information with respect to the Common Stock held by Wedbush, Inc. is based on filings with the SEC made by Wedbush, Inc., Edward W. Wedbush and Wedbush Morgan Securities, Inc. (collectively, “Wedbush”) filing as a group. Wedbush reports that Wedbush, Inc. has sole voting and sole dispositive power as to 185,200 shares. Edward W. Wedbush has the sole voting and sole dispositive power as to 95,200 shares. Wedbush Morgan Securities, Inc. has sole voting and sole dispositive power as to 152,227 shares. The group members have shared voting power as to 496,812 shares and shared dispositive power as to 576,612 shares.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors of the Company recommends the election of the seven persons named below who have been nominated by the Board of Directors to serve as directors of Versar until the fiscal year 2010 annual meeting of Stockholders and until their successors have been duly elected and qualified or their earlier resignation or removal. The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. Each nominee is presently a director of the Company and has served as such for the time indicated opposite his or her name. If for any reason any of the persons named below should become unavailable to serve, an event that management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board of Directors.

Served as
Name	Director	Business Experience and Age

Robert L. Durfee	1969 to the present	Independent consultant; Co-founder of the Company; Executive Vice President of the Company from 1986 to June 2004; and President of GEOMET Technologies, LLC., a subsidiary of the Company, from 1991 to June 2004. Age 73.
James L. Gallagher	2000 to the present	President, Gallagher Consulting Group since September 1999; President of Westinghouse Government and Environmental Services from 1996 to 1999; Executive Vice President of Westinghouse Government and Environmental Services from 1994 to 1996; Vice President and General Manager Westinghouse Government Operations Business Unit 1992 to 1994. Age 72.
Amoretta M. Hoeber	2000 to the present	President, AMH Consulting since 1992; Director, Strategic Planning, TRW Federal Systems Group and TRW Environmental Safety Systems, Inc., from 1986 to 1992; Deputy Under Secretary U.S. Army from 1984 to 1986; Principal Deputy Assistant Secretary, U.S. Army from 1981 to 1984. Age 67.
Paul J. Hoeper	2001 to the present	Business consultant since February 2001; Assistant Secretary of the Army for Acquisition, Logistics and Technology, from May 1998 to January 2001; Deputy Under Secretary of Defense, International and Commercial Programs, from March 1996 to May 1998; President Fortune Financial from 1994 to January 1996. Age 63.
Amir A. Metry	2002 to the present	Business consultant since 1995; part-time Versar employee from 1995 to April 2002; Founding Principal of ERM Program Management Corp. from 1989 to 1995; and Vice President, Roy F. Weston from 1981 to 1989. Age 66.
Anthony L. Otten	2008 to the present	Managing Member of Stillwater, LLC since July 2009; Director of New Stream Capital, LLC and Operating Partner of New Stream Asset Funding, LLC from 2007 to June 2009; Managing Member, Stillwater, LLC from 2004 to 2007; Principal, Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Age 53.
Theodore M. Prociv	1999 to the present	President of Versar since November 1999; Chief Executive Officer of Versar since July 2000; Deputy Assistant Secretary of the Army from May 1998 to October 1999; Deputy Assistant to the Secretary of Defense from April 1994 to April 1998. Age 61.

Dr. Michael Markels, Jr. (Chairman Emeritus) and James V. Hansen are not standing for reelection as directors at the Annual Meeting. Fernando V. Galaviz resigned as a director of the Company on September 9, 2009.

Committees of the Board of Directors

The Board of Directors of Versar has standing Executive, Audit, Compensation, and Nominating & Governance Committees.

During fiscal year 2009, the members of the Executive Committee were Dr. Prociv (Chairman), Dr. Durfee, Mr. Galaviz, Ms. Hoeber, Mr. Hoeper and Mr. Otten. The primary duty of the Executive Committee is to act in the Board’s stead when the Board is not in session, during which time the Committee possesses all the powers of the Board in the management of the business and affairs of the Company, except as otherwise limited by law.

The Audit Committee, which the Board of Directors has determined is composed exclusively of non-employee directors who are independent, as defined by the NYSE Amex LLC (“NYSE Amex”) listing standards and the rules and regulations of the SEC, consisted of Messrs. Gallagher (Chairman), Hoeper, Otten, Dr. Durfee and Dr. Metry during fiscal year 2009. The Committee’s primary responsibilities, as defined by its written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance, are to provide oversight of the Company’s accounting and financial controls, review the scope of and procedures to be used in the annual audit, review the financial statements and results of the annual audit, and retain, and evaluate the performance of, the independent accountants and the Company’s financial and accounting personnel. The Board of Directors has determined that Mr. Hoeper qualifies as an Audit Committee Financial Expert as defined under the rules and regulations of the SEC and is independent as noted above.

The Compensation Committee was comprised of Dr. Metry (Chairman), Mr. Galaviz, Mr. Hansen and Ms. Hoeber during fiscal year 2009. The Board of Directors has determined that all members of the Compensation Committee are independent directors for purposes of Compensation Committee service in accordance with the listing standards of NYSE Amex. The Committee, pursuant to a written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance, approves goals and objectives related to executive compensation, reviews and adjusts compensation paid to the President and CEO of the Company and all executive officers, and administers the Company’s incentive compensation plans, including cash bonus and stock option and restricted share grants under those plans. The Committee also reviews and recommends to the Board of Directors an appropriate compensation program for the Board of Directors. The role of executive officers of the Company in determining or recommending the amount or form of executive compensation is discussed under the caption “Compensation Discussion and Analysis” beginning on page 9.

The Nominating & Governance Committee was comprised of Dr. Markels (Chairman), Mr. Hoeper, Mr. Gallagher and Ms. Hoeber during fiscal year 2009. The Board of Directors has determined that all members of the Committee are independent directors in accordance with the listing standards of NYSE Amex. The Committee, pursuant to a written charter, which is posted on the Company’s website at www.versar.com under Corporate Governance, reviews and approves Board committee charters, conducts assessments of Board performance, develops criteria for Board membership and proposes Board members who meet such criteria for annual election. The Committee also identifies potential Board members to fill vacancies which may occur between annual stockholder meetings. Stockholders may submit nominees for the Board of Directors in writing to the Chairman of the Nominating & Governance Committee at the Company’s Springfield office, care of the Corporate Secretary. The Committee also develops and implements corporate governance principles and policies.

Board and Committee Meetings; Annual Meeting Attendance

During fiscal year 2009, the Board of Directors met four times. The Executive Committee did not meet. Each of the Audit, Compensation and Nominating & Governance Committees met four times. All directors of the Company attended at least 75% of all meetings of the Board and committees on which they served. The Company does not have a policy requiring Board Members to attend the annual meeting of Stockholders. All of the Board members attended the 2008 annual meeting.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, Dr. Metry, Mr. Galaviz, Mr. Hansen and Ms. Hoeber served as members of the Compensation Committee. No reportable relationships or transactions occurred for such committee members during fiscal year 2009.

Directors’ Compensation

During fiscal year 2009, each non-employee director received an annual fee consisting of $5,000 in cash, plus the grant of 2,500 shares of restricted stock which vest over a period of one year. Each director is also paid an attendance fee in cash of $1,200 for each meeting of the Board or of its committees where the director is physically present and of $600 for each meeting attended telephonically. In addition, the Chairmen of the Audit and Compensation Committees are paid an additional $5,000 a year in cash as compensation for increased responsibility and work required in connection with those positions. The non-employee Chairman of the Board is paid an additional $12,000 a year in cash and is granted an additional 2,500 shares of restricted stock for additional responsibilities and efforts on behalf of the Company.

DIRECTOR COMPENSATION
FY2009

	Fees Earned or Paid	Stock Awards
Name(1)	in Cash ($)(2)	($)(3)	Total
Paul J. Hoeper	35,600	14,200	$49,800

Michael Markels, Jr.	15,200	7,100	$22,300

Robert L. Durfee	18,800	7,100	$25,900

James L. Gallagher	25,000	7,100	$32,100

Fernando V. Galaviz	15,200	7,100	$22,300

Amoretta M. Hoeber	21,200	7,100	$28,300

Amir A. Metry	25,000	7,100	$32,100

James V. Hansen	15,200	7,100	$22,300

Anthony L. Otten	15,200	7,100	$22,300

(1)	Theodore M. Prociv is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by him in fiscal year 2009 is shown on the Summary Compensation Table included herein.

(2)	Includes all fees earned or paid for services as a director in fiscal year 2009, including annual retainer, committee or Board chair fees and meeting fees.

(3)	Represents the fair value of shares of restricted stock granted in fiscal year 2009 which is the amount recognized for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R) “Share-base Payments (“SFAS 123(R)”). In accordance with SFAS 123(R), the grant date fair value of each share of restricted stock is based on the closing price of Versar’s Common Stock on the date of the grant, November 18, 2008 for all stock awards, which was $2.84 per share. Restricted stock awarded to directors in fiscal year 2008 vests on November 17, 2009, the day before the first annual meeting of Stockholders after the date of grant.

At the end of fiscal year 2009, directors owned the following number of options, all of which are vested, and unvested restricted shares:

		Vested
	Unvested Restricted	and Unexercised
	Stock Awards	Stock Options
Paul J. Hoeper	5,000	10,121

Robert L. Durfee	2,500	44,868 (2)

Fernando V. Galaviz	2,500	4,431

James L. Gallagher	2,500	7,334

James V. Hansen	2,500	1,965

Amoretta M. Hoeber	2,500	10,521

Michael Markels, Jr.	2,500	12,121

Amir A. Metry	2,500	0

Anthony L Otten	2,500	0

(1)	Theodore M. Prociv is not included as he is an employee of the Company and thus receives no equity compensation for his services as a director.

(2)	Includes 40,000 stock options granted while he was an employee of Versar.

Corporate Governance

The Company’s business is managed by its employees under the oversight of the Board of Directors. Except for Dr. Prociv, no member of the Board is an employee of the Company. The Board limits membership of the Audit, Compensation and Nominating & Governance Committees to persons determined to be independent under NYSE Amex and SEC regulations.

The Board of Directors has established Corporate Governance Guidelines that, along with the charters of the Board’s committees and the Company’s Code of Conduct, provide a framework for the governance of the Company. The Corporate Governance Guidelines and committee charters are posted on the Company’s website www.versar.com, under Corporate Governance. The Board believes that independent directors must comprise a substantial majority of the Board. Throughout fiscal year 2009 all of the Board members, except Dr. Prociv, met the NYSE Amex and SEC standards for independence. The Board has determined that all of the following nine non-employee directors in fiscal year 2009, are independent directors: Paul J. Hoeper, Robert L. Durfee, James L. Gallagher, Fernando Galaviz, Amoretta M. Hoeber, Amir A. Metry, Michael Markels, Jr., James Hansen and Anthony L. Otten.

Under the Corporate Governance Guidelines, the Nominating & Governance Committee is responsible for determining which individuals, including existing directors, shall be submitted to the Board for nomination and to the Stockholders for election as directors. There is, however, no formal nominating or screening process or procedure. The Board of Directors determined that no formal written policy regarding consideration of director nominees recommended by Stockholders is necessary based on the Company’s policy to consider any nominee presented by a Stockholder for consideration in a timely manner. The Corporate Governance Guidelines require that director nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Stockholders. Versar has not adopted a formal process for Stockholder communications with the Board of Directors. Nevertheless, Stockholders and employees who desire to communicate directly to the Board of Directors, any of the Board’s Committees, the non-employee directors as a group or any individual director should write to the address below:

Name of Addressee
c/o Corporate Secretary
Versar, Inc.
6850 Versar Center
Springfield, VA 22151

Code of Ethics

The Company’s Board of Directors has adopted a code of ethics that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller. The code of ethics is posted on the Company’s web site www.versar.com, under Corporate Governance. The Company intends to disclose on its website any amendments or modifications to the code of ethics and any waivers granted under this code of ethics to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. In fiscal year 2009 and through the date of this Proxy Statement, no waivers have been requested or granted.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Versar’s executive officers, directors and persons who beneficially own more than 10% of Versar’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on Versar’s review of such reports furnished to Versar, Versar believes that all reports required to be filed by persons subject to Section 16(a) of the

Exchange Act, and the rules and regulations thereunder, during fiscal year 2009, were timely filed except that certain executive officers inadvertently failed to file Form 4s to report the surrender of shares to pay taxes upon the vesting of restricted stock. Subsequent to the end of fiscal year 2009 and prior to the date of this Proxy Statement, Dr. Durfee filed a late Form 4 to report the exercise of a stock option and Mr. Cox filed a late Form 4 to report a grant of restricted stock, in each case, as a result of administrative error.

SECURITY HOLDINGS OF MANAGEMENT

The following table sets forth certain information regarding the ownership of Versar’s Common Stock by the Company’s directors and each named executive officer named in the Summary Compensation Table that is currently employed with the Company, plus includes each nominee for director and the Company’s directors and executive officers as a group, as of September 25, 2009.

	Shares of Common Stock Beneficially Owned as of September 25, 2009(1)
Individual or Group	Number	Percent
Michael Markels, Jr.(2)	391,252	4.3%

Robert L. Durfee(3)	590,988	6.4%

Amir A. Metry(4)	14,534	*

James L. Gallagher(5)	19,321	*

Amoretta M. Hoeber(6)	18,721	*

Paul J. Hoeper(7)	24,521	*

James V. Hansen(8)	5,962	*

Anthony L. Otten	4,500	*

Theodore M. Prociv(9)	248,677	2.7%

Lawrence W. Sinnott(10)	119,478	1.3%

James C. Dobbs(11)	99,083	1.1%

Jeffrey A. Wagonhurst(12)	31,839	*

Charles S. Cox	7,000	*

All directors and executive officers as a group (19 persons)(13)	1,699,979	18.0%

*	= Less than 1%

(1)	For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days of September 25, 2009.

(2)	Includes 12,121 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009.

(3)	Includes 34,000 shares owned by adult children of Dr. Durfee as to which he shares voting and investment power. Includes 44,868 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009.

(4)	Includes no shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009.

(5)	Includes 7,334 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009.

(6)	Includes 10,521 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009.

(7)	Includes 10,121 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009.

(8)	Includes 1,965 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009.

(9)	Includes 3,508 shares owned by Dr. Prociv’s spouse and 75,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009. Dr. Prociv is a Trustee of the Employee 401(k) Plan and as such he has shared investment power as to 443,453 shares and shared voting power as to 443,453 shares held by this plan. Dr. Prociv disclaims beneficial ownership of the plan shares arising solely from his position as Trustee, none of which are included in the above table.

(10)	Includes 65,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009. Mr. Sinnott is a Trustee of the Employee 401(k) Plan and as such he has shared investment power over 443,453 shares and shared voting power over 443,453 shares held by this plan. Mr. Sinnott disclaims beneficial ownerships of the plan shares arising solely from his position as Trustee, none which are included in the above table.

(11)	Includes 30,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009.

(12)	Includes 2,000 shares that may be purchased upon the exercise of stock options exercisable within 60 days after September 25, 2009.

(13)	Excludes shares held by the Employee 401(k) Plan as described in notes 9 and 10. Also, includes shares that may be purchased upon exercise of stock options exercisable within 60 days after September 25, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis reviews the executive compensation program, policies and decisions of the Company’s Compensation Committee with respect to the Company’s executive officers listed in the Summary Compensation Table below (the “named executive officers”). For fiscal year 2009, the named executive officers consisted of:

•	Theodore M. Prociv, President and Chief Executive Officer;

•	Lawrence W. Sinnott, Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•	Jeffrey A. Wagonhurst, Executive Vice President, Program Management;

•	James C. Dobbs, Senior Vice President, General Counsel and Secretary; and

•	Charles S. Cox, Senior Vice President, International Group.

Executive Compensation Philosophies and Policies

The compensation philosophy of the Compensation Committee (the “Committee”) is built on the principles of pay for performance, shared ownership and alignment of management interests with the long-term interest of the Stockholders. The Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with performance, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives. The target levels of the executive officers’ overall compensation are intended to be consistent with compensation in the professional services industry for similar executives, while taking into account the Company’s performance as compared to others in its industry. In addition, the Committee seeks to provide a clear and transparent executive compensation process that reflects the understanding, input and decisional factors that make the compensation and incentive system a valuable tool to increase Stockholder value.

The Company’s executive compensation program includes three components:

•	Base Salary — Salaries are based upon performance of the executive and are evaluated against the Company’s financial and strategic objectives and salaries paid to other executives in the professional services industry.

•	Annual Bonus — Bonuses are paid pursuant to an incentive plan established at the beginning of each fiscal year by the Committee as discussed below and are intended to reward performance achieved during the applicable fiscal year. Under the cash bonus element of the incentive plan, a bonus pool is created each fiscal year upon the attainment of certain financial targets set by the Board. If the Company meets the targets, the Committee then determines the allocation of a pre-determined portion of the incentive pool among the executive officers based on each executive officer’s position and individual contribution to the Company’s performance. Each executive officer’s performance is measured against financial, profitability, growth, strategic and operational goals consistent with the Company’s business plan.

•	Long-Term Incentive Awards — The purpose of this element of the Company’s executive compensation program is to link management compensation with the long-term interest of the Company’s Stockholders, as well as the performance of the Company in a single fiscal year. Long-term incentive awards are granted at the discretion of the Committee usually in the form of restricted stock from a pool established under the incentive plan, and the Committee bases its decision to grant such awards on the individual’s performance and potential to contribute to the creation of stockholder value.

Incentive Compensation Philosophy and Policies

The Committee annually creates a company-wide Incentive Compensation Plan (“Incentive Plan”) which is presented to and approved by the Company’s Board of Directors at the beginning of each fiscal year at its meeting held in September. The Incentive Plan sets general principles that apply to all elements of compensation and directly establishes the rules for the award of cash bonuses and stock-based compensation. The Incentive Plan typically consists of four power point slides establishing general principles and guidelines for incentive compensation, but does not include strict written rules, terms, or conditions. Rather, the Committee establishes a one page set of guidelines applicable to all elements of the Company’s compensation and that apply directly to the Incentive Plan each year, including:

•	The management team’s compensation is linked to Versar’s profitability, growth and strategic position;

•	The Incentive Plan’s key concept, pay for performance, balances short-term needs and long-term goals of the Company and the management team;

•	The Pay for Performance concept is applicable to all elements of compensation, including base salary and merit increases, cash bonuses and restricted stock awards;

•	The Incentive Plan is simple, rational, clearly understandable, consistent across the board and based on agreed-upon measurable parameters;

•	The Incentive Plan is based upon meeting certain levels of pre-tax income; and

•	Management is authorized to reward individual performance based on overachievement of project profitability and for specific business development goals and objectives.

For fiscal year 2009, the Committee determined that individual Incentive Plan awards would be based 65% on financial goals emphasizing the short-term well-being of Versar and 35% upon meeting strategic growth and sustainability goals of Versar over a longer period.

Cash Bonuses.  Under the Incentive Plan, a discretionary bonus pool is created each fiscal year contingent on the Company meeting certain minimum pre-tax income targets set by the Board. For fiscal year 2009, the Board set the sole criteria for the creation of the bonus pool as the Company’s pre-tax income. The minimum goal for fiscal year 2009 was $4 million in pre-tax income, with a bonus pool of $200,000 at that level. The bonus pool was designed to increase as pre-tax income reached higher levels so that at $7.0 million of pre-tax income, a $1.575 million bonus pool would be created.

The bonus pool is divided into three different segments: one for named executive officers and other executive officers, one for other managers and one for other key employees. There are varying percentages of participation by each group. The named executive officers and other executive officers do not participate in the first $100,000 of the bonus pool. If the bonus pool is greater than $100,000, the named executive officers and other senior managers are allocated an increasing percentage of the bonus pool and are allocated 60% of the bonus pool in excess of $300,000. If the named executive officers and other senior managers are entitled to a bonus, the Committee determines the allocation of bonuses among the named executive officers and other senior managers from the pools established for each category of employee, based on each executive officer’s or manager’s position, contribution to the Company including the achievement of established performance goals, and information regarding mid-range bonuses paid by others in the professional services industry based on information provided by its compensation consultant discussed below.

Restricted Stock Awards.  While the cash bonus component of the Incentive Plan focuses solely on past performance, restricted stock awards take into account both past performance and the need to provide the executive officers, other managers and key employees with an incentive to drive future performance of the Company. Restricted stock is also used as an incentive for future performance, in particular for new key employees, and long-term retention and commitment to the Company’s future. Restricted stock awards are currently made under the Company’s 2005 Stock Incentive Plan and 2002 Stock Incentive Plan. While both plans allow the use of stock options and other forms of stock-based awards, the Committee has determined that all awards will currently be in the form of restricted stock because restricted stock provides an opportunity to tie employees’ incentives to the growth of Stockholder value while having less of an impact from an accounting standpoint on the earnings of the Company than stock options.

In the fiscal year 2009 Incentive Plan, the number of restricted shares available for award was based on the same measure used to establish the size of the cash bonus pool, subject to a minimum and maximum award range. For fiscal year 2009, the minimum pool for restricted stock awards was set at 25,000 shares and the maximum pool was 100,000 shares.

Compensation Process

As noted above, in establishing the Incentive Plan, the Committee annually reviews the overall compensation of senior management as well as the size and composition of the cash portion and stock-based award portion of the Incentive Plan at the beginning of each fiscal year.

At the same time, the Committee gathers data regarding the Company’s performance during the immediately preceding fiscal year to determine the awards to be made under the Incentive Plan for that then completed fiscal year. For fiscal year 2009, the first step in the Committee’s compensation process began in mid August when Lawrence Sinnott, Executive Vice President, Chief Operating Officer and Chief Financial Officer calculated the Company’s, each operating group’s and each operating unit’s financial performance for fiscal year 2009 to determine the size of the cash and stock award pools. Mr. Sinnott reviewed actual financial results versus budget only for operating business units that exceeded their budget to determine the allocation of cash incentives for the operating units and the General & Administrative staff incentive pools all in accordance with the parameters set in the Incentive Plan for that year. The estimated year end bonus accrued calculations were confirmed by the Company’s controller and Vice President of Finance, May Tom.

In fiscal year 2009, for executive officers employed by the Company since the first quarter of fiscal year 2009, Mr. Sinnott, Dr. Theodore Prociv, President and Chief Executive Officer of the Company and Dr. Amir Metry, Chairman of the Compensation Committee, each individually rated the executive officer’s performance during the fiscal year, except Mr. Sinnott did not rate himself or Dr. Prociv. Dr. Prociv also rated Mr. Sinnott’s and his own performance. Dr. Metry, Chairman of the Committee, also rated Dr. Prociv’s and Mr. Sinnott’s performance. These scores, as adjusted and set forth below, are provided to the Committee as a basis for allocating the bonus and restricted stock pools among the executive officers. Those executive officers who were scored with meeting less than 70% of their goals were recommended to be excluded from participating in the 2009 Incentive Plan.

Drs. Prociv and Metry and Mr. Sinnott met on August 18, 2009 to review calculations and potential awards under the 2009 Incentive Plan. Mr. Sinnott did not participate in the analysis of his or Dr. Prociv’s performance. After review of the allocation of cash to the three different pools and the recommended number of restricted share awards and some discussion and minor adjustment to executive officer ratings, Mr. Sinnott was asked to prepare draft cash bonus and restricted stock award calculations for presentation to the Committee. For proposed non-executive officer restricted shares incentives, Mr. Sinnott sought and received input from Mr. Wagonhurst, the Executive Vice President of Program Management, for awards of restricted shares and cash bonus incentive awards for employees in the operational units reporting to him. All final recommendations by Mr. Sinnott for cash bonuses were reviewed and approved by Dr. Prociv and for awards of restricted shares were reviewed and approved by Drs. Prociv and Metry prior to submission to the Compensation Committee for approval. Mr. Sinnott also recommended that restricted stock vesting be moved from January to April each year to better accommodate the accounting charge within the Company’s accounting cycle.

In addition to preparing recommendations for the Committee regarding cash and restricted stock awards under the Incentive Plan, Drs. Prociv and Metry and Mr. Sinnott prepared recommendations regarding base salary adjustments. They determined to propose to the Committee that no salary adjustments be made other than in connection with promotions and to equalize salaries between employees of similar authority.

In making its compensation decisions the Committee has historically and in 2009 used the services of Mr. Steve Parker of HR Solutions, a compensation consulting firm. Annually, Mr. Parker compiles information from publicly available compensation surveys and benchmarks, including those prepared by Mercer LLC, Radford Surveys + Consulting, Washington Technical Personnel Forum and Culpepper and Associates, Inc., regarding companies in the professional services industry. The compilation prepared by Mr. Parker includes compensation data for different executive levels of professional services companies of various sizes and in various geographic locations, but does not include the names of the individual companies used to compile the survey data. The publicly available compensation surveys and benchmarks used to prepare the compilation are chosen by Mr. Parker based only on general direction from the Committee. Under the direction of Dr. Metry, Mr. Parker provided detailed information by type of executive position for fiscal year 2009 focused on professional service companies with revenues in a range similar to that achieved by Versar over the same period. The compilation included an average of the mid-range of salaries and bonus percentages for the various executive levels within the professional services industry. In making compensation decisions, the Committee’s goal is to over time provide for executives’ salaries and bonuses within the mid-range averages shown by the compilation. However, because the Company has not performed as well as its industry peers, the Committee currently believes that aggregate compensation for executive officers should fall below this mid-range, with a goal of achieving the mid-range through the award of incentive compensation as the Company’s performance improves. Mr. Parker submitted the compilation for calendar year 2009 to the Committee members in its May meeting.

In making compensation decisions, the Committee also takes into account the accounting and tax impact to the Company of the proposed compensation under consideration. Section 162(m) of the Internal Revenue Code has not been a relevant factor in the Committee’s compensation decisions to date, because the levels of compensation historically paid to the executive officers have been substantially below the $1 million threshold set forth in Section 162(m). If the Committee were to consider compensation increases sufficient to reach this threshold, advice regarding application and impact of Section 162(m) would be sought. In setting compensation, the Compensation Committee also considers ways to minimize the adverse tax consequences from the impact of Section 409A of the Internal Revenue Code. If an executive is entitled to nonqualified deferred compensation benefits, as defined by and subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment (including accelerated income recognition in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax. Versar’s compensation plans and programs are, in general, designed to comply with the requirements of Section 409A so as to avoid possible adverse tax consequences that may apply.

Compensation Decisions

In determining executive compensation for fiscal years 2009 and 2010, the Committee considered the financial performance of the Company during fiscal year 2009, and each individual’s performance against pre-established goals, both financial and strategic/operational (which were weighted 65% and 35%, respectively, for fiscal year 2009), and other accomplishments during the fiscal year.

Base Salary

The Committee considers several factors in setting base salary. The Committee reviewed the compilation prepared by the compensation consultant as noted above and determined that it was appropriate for the Company’s executive officers compensation to continue to fall below the mid-range based on current Company performance as compared to the industry. Based on recommendations from Dr. Metry as described above, the Committee determined to make no salary adjustments other than in connection with promotions of Messrs. Daniel Cummings and Peter Cooper (increases of $23,000 and $15,000, respectively) and a salary equalization increase of $10,000 for Ms. Gina Foringer, none of whom are named executive officers. Based on that recommendation, the Committee determined that it would not make general merit adjustments for executive officer salaries in fiscal year 2010 or for the foreseeable future absent a promotion or needed equalization adjustment. Rather, the Committee determined to focus on incentive compensation based on the Pay for Performance principle.

The Committee had previously increased the base salaries of certain of the named executive officers early in fiscal year 2009 on September 3, 2008 as follows:

Named Executive Officer	FY08 Base Salary	FY09 Base Salary(1)		Percent Change
Theodore M. Prociv	$330,000	$355,000		7.8%
Lawrence W. Sinnott	$210,000	$250,000		19.1%
James C. Dobbs	$180,000	$190,000		5.6%
Jeffrey A. Wagonhurst	$185,000	$200,000	(3)	8.1%
Charles S. Cox(2)	—	—		—

(1)	Base salary adjustments were effective beginning with the pay period commencing September 27, 2008.

(2)	Mr. Cox became an employee of the Company in January 2009.

(3)	Mr. Wagonhurst’s salary was increased to $225,000 when he was promoted to Executive Vice President in May 2009.

Bonuses

In fiscal year 2009, the Company earned $5.6 million in pre-tax income, resulting in the accrual of a bonus pool of $925,000 under the 2009 Incentive Plan, of which $465,000 was allocated for a pool for the named executive officers and other executive officers, $307,000 was reserved to the pool for the remaining management team and $153,000 was reserved for the pool for key employees, compared to $1,300,000, $690,000 and $190,000, respectively, in the previous fiscal year.

For fiscal year 2009 performance, based upon the information provided by the Committee’s compensation consultant and other information about comparable companies, the Committee decided that the CEO, CFO and the other executive officers would share in any bonus pool allocated to the executive officers up to a maximum payment equal to the following percentages of base salary (the “Guideline Bonus Amount”):

CEO — 50%
Exec VP, COO & CFO — 50%
Senior VP General Counsel — 35%
Senior VP Global Marketing — 35%
Senior VPs for Operating Units — 30%

The Committee then assessed the performance of each named executive officer against certain financial and strategic/operational goals. For the Chief Executive Officer, the Executive Vice President, Chief Operating Officer, Chief Financial Officer and Senior Vice Presidents for Operating Units additional profit incentive potential is available to increase or decrease the bonus award depending on the Company’s or unit’s financial performance above or below certain pre-determined and approved financial goals. Based on these Guideline Bonus Amounts and the ratings determined for each executive officer, a full award of bonuses to executive officers would have equaled $481,600, some $16,600 above the available pool amount of $465,000. Therefore, the Committee, upon Dr. Metry’s recommendation, concluded that each executive officer’s cash bonus would be reduced pro rata.

For the President and Chief Executive Officer, Dr. Prociv, the Committee determined based on his performance that he was entitled to a bonus equal to 79% of his Guideline Bonus Amount based on the above percentages, and that he was not entitled to any additional profit incentive award. Based on this determination and after pro rata reduction, the Committee awarded him a total bonus of $135,200.

For the Executive Vice President, Chief Operating Officer and Chief Financial Officer, Mr. Sinnott, the Committee determined based on his performance that he was entitled to a bonus equal to 79% of his Guideline Bonus Amount, and that he was not entitled to any additional profit incentive award. Based on this determination and after pro rata reduction, the Committee awarded him a total bonus of $95,300.

For the Executive Vice President of the Program Management Business Segment, Mr. Wagonhurst, the Committee determined based on his performance that he was entitled to a bonus equal to 75% of his Guideline Bonus Amount or $48,900. Mr. Wagonhurst was awarded an additional amount of $25,000 because his business units’ operating income results exceeded a certain pre-determined goal. Therefore, his total cash bonus was $73,900.

For the Senior Vice President and General Counsel, Mr. Dobbs, the Committee determined based on his performance that he was entitled to a bonus equal to 72% of his Guideline Bonus Amount and that he was not entitled to any additional profit incentive award because he has no profit and loss responsibility. Based on this determination and after pro rata reduction, the Committee awarded him a total bonus of $46,200.

The Senior Vice President of the International business segment, Mr. Cox, based on his business units’ performance during the fiscal year, was awarded an operational bonus of $25,000.

Periodically, the Committee may make additional discretionary cash bonus awards to executive officers in order to reward exemplary performance. No discretionary bonuses were awarded to named executive officers in fiscal year 2009.

Restricted Stock Awards

During fiscal year 2009, the Committee granted the following restricted stock awards to reward the performance of such named executive officers for fiscal year 2008, determined under the 2008 Incentive Plan and awarded pursuant to the Versar 2005 Stock Incentive Plan:

Restricted Stock Awarded
Named Executive Officer	(# of shares)
Theodore M. Prociv	17,000
Lawrence W. Sinnott	12,000
James C. Dobbs	5,000
Jeffrey A. Wagonhurst	5,000
Charles S. Cox(1)	0

50% of each restricted stock award vested on January 14, 2009, and the second 50% of each award will vest on January 14, 2010.

On September 9, 2009, the Committee determined that a pool of 41,000 shares of restricted stock should be awarded in recognition of fiscal year 2009 results under the 2009 Incentive Plan and made the following awards under Versar’s stock incentive plans.

Restricted Stock Awarded
Named Executive Officer	(# of shares)
Theodore M. Prociv	7,000
Lawrence W. Sinnott	4,000
James C. Dobbs	2,000
Jeffrey A. Wagonhurst	3,000
Charles S. Cox(1)	2,000

(1)	Mr. Cox did not become an employee of the Company until January 3, 2009. Prior to that, he was a consultant to the Company for the previous three years. His award was approved by the Committee on September 15, 2009.

The Committee also awarded 23,000 shares of restricted stock to other executive officers and employees in September 2009. 50% of each of all restricted stock awards granted in September 2009 will vest on April 1, 2010 and the remaining 50% will vest on April 1, 2011.

As an inducement to become an employee, the Committee awarded Mr. Cox 5,000 shares of restricted stock as of January 3, 2009. These shares will vest over a two year period in two equal installments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and had the opportunity to discuss the Compensation Discussion and Analysis with management. Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors:

Dr. Amir A. Metry, Chairman
James V. Hansen
Amoretta M. Hoeber

SUMMARY COMPENSATION TABLE

The following table presents compensation information earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers during the fiscal year ended June 26, 2009. We refer to these executive officers as our named executive officers in this Proxy Statement.

						All Other
Name and Principal		Salary	Bonus		Stock Awards	Compensation	Total
Position	Year	($)(1)	($)(2)		($)(3)	($)(4)	($)
Theodore M. Prociv	2009	348,219	135,200		118,476	30,029	631,924
President and Chief Executive	2008	322,598	211,900		172,656	20,707	727,861
Officer	2007	296,487	170,000		—	18,544	485,031

Lawrence W. Sinnott	2009	239,231	95,300		79,412	13,549	427,492
Executive Vice President, Chief	2008	204,615	158,100		103,594	15,601	481,910
Operating Officer and Chief
Financial Officer	2007	185,423	140,000		6,029	12,113	343,565

James C. Dobbs	2009	190,408	46,200		41,923	17,665	296,196
Senior Vice President and	2008	177,846	56,700		73,963	16,355	324,864
General Counsel	2007	170,923	40,000		2,042	17,705	230,670

Jeffrey A. Wagonhurst	2009	198,846	73,900	(7)	39,065	19,793	331,604
Executive Vice President,	2008	180,961	148,200		69,063	16,923	415,147
Program Management Operations	2007	166,384	100,000	(5)	6,029	14,702	287,115

Charles S. Cox	2009	180,000	170,000	(8)	4,900	9,877	364,777
Senior Vice President,
International Group(6)

(1)	Includes regular base salary earnings in fiscal year 2009, 2008 and 2007.

(2)	Bonus amounts represent amounts awarded for performance during the fiscal year and paid after the fiscal year end.

(3)	Represents the fair value of shares of restricted stock vested in fiscal years 2009, 2008 and 2007, which is the amount recognized for financial statement reporting purposes in accordance with SFAS 123(R).

(4)	Consists of the following: Company paid life insurance, Company paid disability, executive medical reimbursement, and Company match to employee’s 401(k) Plan contribution.

(5)	During fiscal year 2007, Mr. Wagonhurst was also paid a $21,656 bonus for services he performed during fiscal year 2006.

(6)	Mr. Cox became an employee and executive officer of the Company effective January 3, 2009.

(7)	Bonus amounts include $48,900 for performance under the Company’s Incentive Compensation Plan and $25,000 for project performance.

(8)	Includes a bonus of $145,000 paid to Mr. Cox during fiscal year 2009, of which $70,000 was for project performance while he was a consultant to the Company prior to his employment in January 2009 and $75,000 was a signing bonus for becoming an employee.

GRANTS OF PLAN-BASED AWARDS

			All Other Stock
			Awards: Number of
			Shares of Stock or	Grant Date Fair Value
			Units	of Stock and Option
Name	Grant Date		(#)	Awards(2)
Theodore M. Prociv	9/3/08	(1)	17,000	97,920

Lawrence W. Sinnott	9/3/08	(1)	12,000	69,120

Jeffrey A. Wagonhurst	9/3/08	(1)	5,000	28,800

James C. Dobbs	9/3/08	(1)	5,000	28,800

Charles S. Cox	1/3/09	(1)	5,000	20,350

(1)	The restricted stock awards to Messrs. Prociv, Sinnott, Wagonhurst, and Dobbs were made by the Compensation Committee during fiscal year 2009 for performance in fiscal year 2008. 50% of each award vested on January 14, 2009, and the second 50% of each award will vest on January 14, 2010. The restricted stock award to Mr. Cox in January 2009 was awarded in connection with his joining the Company as an employee. One-third of the award vests each year for three years.

(2)	The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent total compensation expense, as determined under SFAS 123R, required to be recognized by the Company for financial reporting purposes and are based on the grant date fair values of the awards. The grant date fair value is determined by multiplying the number of shares granted by the closing price of the Company’s Common Stock on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
	Number of			Number of	Market
	Securities			Shares or	Value of
	Underlying			Units of	Shares or
	Unexercised	Option		Stock That	Units of
	Options (#)	Exercise	Option	Have Not	Stock That
	Exercisable	Price	Expiration	Vested	Have Not
Name	(1)	($)	Date	(#)(2)	Vested ($)
Theodore M. Prociv	100,000	2.375	10/31/09	8,500	36,615
	50,000	2.80	10/1/13
	25,000	3.82	9/14/14

Lawrence W. Sinnott	25,000	1.81	10/14/12	6,000	25,140
	20,000	2.80	10/1/13
	20,000	3.82	9/14/14

James C. Dobbs	20,000	2.80	10/1/13	2,500	10,475
	10,000	3.82	9/14/14

Jeffrey A. Wagonhurst	2,000	3.82	9/14/14	2,500	10,475

Charles S. Cox	0	—	—	5,000	20,950

(1)	All outstanding options are fully vested.

(2)	All listed shares of restricted stock will vest on January 14, 2010 with the exception of the shares awarded to Mr. Cox, which vests as to 2,500 shares on January 2, 2010 and as to 2,500 shares on January 2, 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
Name	on Exercise (#)	Exercise ($)(1)	on Vesting (#)	on Vesting ($)(2)
Theodore M. Prociv	—	—	12,500	48,125
			8,500	34,000

Lawrence W. Sinnott	—	—	7,500	28,875
			6,000	24,000

James C. Dobbs	—	—	5,000	19,250
			2,500	10,000

Jeffrey A. Wagonhurst	—	—	5,000	19,250
			2,500	10,000

Charles S. Cox	—	—	0	0

(1)	Represents the difference between the exercise price and the fair market value of the Company’s Common Stock on the date of exercise.

(2)	Calculated by multiplying the number of shares by the fair market value of the Company’s Common Stock (based on the closing price for the Common Stock on the NYSE Amex) on the date of vesting.

Employment Contracts

In 2005, the Company entered into an employment agreement with Dr. Prociv, which specifies the terms under which he serves as the Company’s President and Chief Executive Officer. The Company has periodically extended the term of Dr. Prociv’s employment agreement. The last extension occurred on November 19, 2008 when the Board of Directors agreed to extend the agreement, which was set to expire on December 1, 2008, for an additional year to November 30, 2009 at Dr. Prociv’s revised base salary of $355,000. Dr. Prociv is also entitled to receive the benefits available to the other executive officers and to participate in all medical, hospital, dental, life, disability and other insurance plans available to executive officers.

If the Company terminates Dr. Prociv’s employment without cause, then he is entitled to receive (i) a lump sum payment equal to his annual base salary, any accrued incentive compensation, deferred compensation and accrued personal leave and (ii) the continuation of his fringe benefits for 12 months. If Dr. Prociv’s employment is terminated by the Company for cause, the Company is required to continue paying Dr. Prociv his base salary and continue to provide the fringe benefits Dr. Prociv was receiving at the time of his termination for eight weeks following his termination.

The employment agreement provides that there is a change in control upon the occurrence of the first of the following events: an acquisition of a controlling interest (defined as 25% or more of the combined voting power of the Company’s then outstanding securities), if during the term of the agreement, individuals serving on the board at the time of the agreement, or their approved replacements, cease to constitute a majority of the board, a merger approval (subject to exceptions listed in the agreement), a sale of all or substantially all of the Company’s assets, a complete liquidation or dissolution of the Company, or a going private transaction. Following a change in control, if Dr. Prociv’s employment is terminated by the Company without cause (other than as a result of his death or disability) or if Dr. Prociv resigns for good reason (e.g., as a result of change in title, salary reduction, or change in geographic location), then he is entitled to receive severance benefits. Severance benefits will also be triggered if, after a potential change in control, but before an actual change in control, Dr. Prociv’s employment is terminated without cause or he resigns for good reason, if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a change in control, or the event constituting good reason is at the direction of such a person.

Finally, benefits will be triggered if a successor to the Company fails to assume the agreement. Severance benefits include: (i) a lump sum cash payment equal to two times his annual base salary or, if higher, his base salary in effect immediately before the change in control, potential change in control or good reason event, (ii) a lump sum cash payment equal to two times the higher of the amounts paid to Dr. Prociv under any existing bonus or incentive plan in the calendar year preceding the termination of his employment or the calendar year in which the change in control occurred, (iii) a lump sum payment for any amounts accrued under any other incentive plan, (iv) a continuation for 24 months of the life, disability and accident benefits he was receiving before the end of his employment, (v) a continuation for 18 months of the health and dental insurance he was receiving before the end of his employment, (vi) a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers and (v) all unvested options will immediately vest and remain exercisable of the longest period of time permitted by the applicable stock option plan.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, to which Dr. Prociv would have received if his employment had been terminated on the last day of fiscal year 2009 under the circumstances described below.

	Salary	Bonus	Benefits
	$	$	$(1)
Termination without cause	355,000	135,200	33,142

Termination for cause	54,615	0	1,381

Termination or resignation following a change in control	710,000	423,800	33,142

Termination or resignation following a potential change in control	710,000	423,800	33,142

Successor fails to assume the contract	710,000	423,800	33,142

(1)	Payment for additional benefit costs paid by the Company on behalf of Dr. Prociv and not generally available to other employees for life and disability insurance and medical and tax accounting benefits.

Effective January 3, 2009, the Company entered into a one year employment agreement with Mr. Cox, which specifies the terms under which he serves as the Company’s Senior Vice President of International Operations and President of its wholly-owned subsidiary, VIAP, Inc. Mr. Cox’s base salary is $390,000 which includes certain amounts for time spent overseas and in hardship locations. Mr. Cox is also entitled to receive benefits available to other executive officers and to participate in all medical, hospital, dental, life, disability and other insurance plans available to executive officers.

If the Company terminates Mr. Cox’s employment without cause, then he is entitled to receive (i) a lump sum payment equal to his annual base salary, any accrued incentive compensation, deferred compensation and accrued personal leave and (ii) the continuation of his fringe benefits for 12 months. If Mr. Cox’s employment is terminated by the Company for cause, the Company is required to continue paying Mr. Cox his base salary and continue to provide the fringe benefits Mr. Cox was receiving at the time of his termination for eight weeks following his termination.

The employment agreement provides that there is a change in control upon the occurrence of the first of the following events: an acquisition of a controlling interest (defined as 25% or more of the combined voting power of the Company’s then outstanding securities), if during the term of the agreement, individuals serving on the board at the time of the agreement, or their approved replacements, cease to constitute a majority of the board, a merger approval (subject to exceptions listed in the agreement), a sale of all or substantially all of the Company’s assets, a complete liquidation or dissolution of the Company, or a going private transaction. Following a change in control, if Mr. Cox’s employment is terminated by the Company without cause (other than as a result of his death or disability) or if Mr. Cox resigns for good reason (e.g., as a result of change in title, salary reduction, or change in geographic location), then he is entitled to receive severance benefits. Severance benefits will also be triggered if, after a potential change in control, but before an actual change in control, Mr. Cox’s employment is terminated without cause or he resigns for good reason, if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a change in control, or the event constituting good reason is at the direction of such a person. Finally, benefits will be triggered if a successor to the Company fails to assume the agreement. Severance benefits include: (i) a lump sum cash payment equal to two times his annual base salary or, if higher, his base salary in effect immediately before the change in control, potential change in control or good reason event, (ii) a lump sum cash payment equal to two times the higher of the amounts paid to Mr. Cox under any existing bonus or incentive plan in the calendar year preceding the termination of his employment or the calendar year in which the change in control occurred, (iii) a lump sum payment for any amounts accrued under any other incentive plan, (iv) a continuation for 24 months of the life, disability and accident benefits he was receiving before the end of his employment, (v) a continuation for 18 months of the health and dental insurance he was receiving before the end of his employment, (vi) a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers and (v) all unvested options will immediately vest and remain exercisable of the longest period of time permitted by the applicable stock option plan.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, to which Mr. Cox would have received if his employment had been terminated on the last day of fiscal year 2009 under the circumstances described below.

	Salary	Bonus	Benefits
	$	$	$(1)
Termination without cause	390,000	25,000	5,336

Termination for cause	60,000	0	205

Termination or resignation following a change in control	780,000	(2)	5,336

Termination or resignation following a potential change in control	780,000	(2)	5,336

Successor fails to assume the contract	780,000	(2)	5,336

(1)	Payment for additional benefit costs paid by the Company on behalf of Mr. Cox and not generally available to other employees for life and disability insurance and medical and tax accounting benefits.

(2)	Mr. Cox had not received a bonus in his capacity as an executive officer of the Company prior to the end of fiscal year 2009.

Change in Control Agreements

The Company has entered into a change in control severance agreement with Messrs. Sinnott, Dobbs, and Wagonhurst. The agreements provide that there is a change in control upon the occurrence of the first of the following events: an acquisition of a controlling interest (defined as 25% or more of the combined voting power of the Company’s then outstanding securities), if during the term of the agreement, individuals serving on the board at the time of the agreement, or their approved replacements, cease to constitute a majority of the board, a merger approval (subject to exceptions listed in the agreement), a sale of all or substantially all of the Company’s assets, a complete liquidation or dissolution of the Company, or a going private transaction. Under each of the agreements, severance benefits are payable to an executive officer if, during the term of the agreement and after a change in control has occurred, the executive’s employment is terminated by the Company without cause (other than as a result of his death or disability) or if the executive resigns for good reason (e.g., as a result of change in title, salary reduction, or change in geographic location). Severance benefits will also be triggered if, after a potential change in control, but before an actual change in control, the executive’s employment is terminated without cause or the executive resigns for good reason, if the termination is at the direction of a person who has entered into an agreement with the Company that will result in a change in control, or the event constituting good reason is at the direction of such a person. Finally, benefits will be triggered if a successor to the Company fails to assume the agreement. Severance benefits include (i) a lump sum cash payment equal to two times the executive’s annual base salary, or, if higher, the annual base salary in effect immediately before the change in control, potential change in control or good reason event, (ii) a lump sum cash payment equal to two times the higher of the amounts paid to the executive under any existing bonus or incentive plan in the calendar year preceding the termination of his employment or the calendar year in which the change in control occurred, (iii) a lump sum payment for any amounts accrued under any other incentive plan, (iv) a continuation for 24 months of the life, disability and accident benefits the executive was receiving before the end of his employment, (v) a continuation for 18 months of the health and dental insurance benefits he was receiving before the end of his employment, (vi) a lump sum payment of $16,000 in lieu of medical and tax accounting benefits made available by the Company to its officers, and (vii) all unvested options will immediately vest and remain exercisable of the longest period of time permitted by the applicable stock option plan. Further, the Company provides certain medical benefits to retired executive officers who serve as chief executive officer or a vice president. A termination following a change in control will be deemed retirement for purposes of the provision of these medical benefits.

The change in control severance agreements will expire upon the earlier of March 17, 2010 or the date on which an executive officer ceases to serve in his or her current position with the Company, in each case prior to the occurrence of a potential change in control or a change in control, as defined above. If a change in control occurs during the term of the change in control severance agreement, the above termination dates will not apply and the agreement will terminate only on the last day of the 24th calendar month beginning after the calendar month in which the change in control occurred.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, to which Mr. Sinnott would have received if his employment had been terminated on the last day of fiscal year 2009 under the circumstances described below.

	Salary	Bonus	Benefits
	$	$	$(1)
Termination or resignation following a change of control	500,000	316,200	37,976

Termination or resignation following a potential change of control	500,000	316,200	37,976

Successor fails to assume the contract	500,000	316,200	37,976

(1)	Payment for additional benefit costs paid by the Company on behalf of Mr. Sinnott and not generally available to other employees for life and disability insurance and medical and tax account benefits.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, to which Mr. Dobbs would have received if his employment had been terminated on the last day of fiscal year 2009 under the circumstances described below.

	Salary	Bonus	Benefits
	$	$	$(1)
Termination or resignation following a change of control	380,000	112,000	51,860

Termination or resignation following a potential change of control	380,000	112,000	51,860

Successor fails to assume the contract	380,000	112,000	51,860

(1)	Payment for additional benefit costs paid by the Company on behalf of Mr. Dobbs and not generally available to other employees for life and disability insurance and medical and tax accounting benefits.

The following table estimates and summarizes the potential payments and benefits, other than the benefits ordinarily available to salaried employees, to which Mr. Wagonhurst would have received if his employment had been terminated on the last day of fiscal year 2009 under the circumstances described below.

	Salary	Bonus	Benefits
	$	$	$(1)
Termination or resignation following a change of control	450,000	226,400	45,980
Termination or resignation following a potential change of control	450,000	226,400	45,980
Successor fails to assume the contract	450,000	226,400	45,980

(1)	Payment for additional benefit costs paid by the Company on behalf of Mr. Wagonhurst and not generally available to other employees for life and disability insurance and medical and tax accounting benefits.

REPORT OF THE AUDIT COMMITTEE

In fiscal year 2009, the Board’s Audit Committee consisted of five non-employee directors, James L. Gallagher, as Chairman, Dr. Robert L. Durfee, Paul J. Hoeper, Dr. Amir A. Metry and Anthony L. Otten. Each member has been determined to be an independent director under NYSE Amex listing standards and the rules and regulations of the SEC. Further, the Company’s Board of Directors has determined that Mr. Hoeper is qualified as an Audit Committee Financial Expert. Pursuant to the Committee’s written charter, which meets the requirements of the Sarbanes-Oxley Act, the Committee evaluates audit performance, manages the relationship with the Company’s independent registered public accounting firm, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities of the Audit Committee in carrying out such role for the 2009 fiscal year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for internal controls and other financial statement requirements under the Sarbanes-Oxley Act. In carrying out its oversight responsibilities, the Committee met with management and reviewed the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 26, 2009. The review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls, including the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Committee also reviewed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and SAS (Statement on Auditing Standards) 61. In addition, the Committee received written disclosures and a letter from Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Grant Thornton their independence. The Committee meets periodically and privately with Grant Thornton to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting, financial management, accounting and internal controls. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 26, 2009 for filing with the SEC.

Under the Committee’s charter and the requirements of the Sarbanes-Oxley Act and Rule 10A-3 adopted by the SEC, the responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm rests with the Audit Committee. Based upon a review of Grant Thornton’s qualifications, resources, personnel and performance, the Committee has selected Grant Thornton as the Company’s independent registered public accounting firm for fiscal year 2010 and is submitting its decision for Stockholder ratification at the Annual Meeting.

Submitted by the Audit Committee of the Board of Directors:

James L. Gallagher, Chairman
Dr. Robert L. Durfee
Paul J. Hoeper
Dr. Amir A. Metry
Anthony L. Otten

Audit Fees

In fiscal years 2009 and 2008, Versar paid Grant Thornton $217,289 and $205,952, respectively, for quarterly reviews and the annual fiscal year audit. Versar also made payments of $5,747 and $8,344 in fiscal years 2009 and 2008 to SGV & Co. for audit services in the Philippines.

Audit-Related Fees

Versar paid Grant Thornton $18,066 in fiscal year 2009 and $15,254 in fiscal year 2008 for audit-related fees for assurance and related services.

Tax Fees

In fiscal years 2009 and 2008, Versar paid $74,218 and $95,676, respectively, to Grant Thornton for federal and state tax compliance services. Versar also paid $41,838 and $54,058 in fiscal years 2009 and 2008 to Ryan, Sharkey & Crutchfield LLP for tax services. Versar paid $7,270 and $8,112 in fiscal years 2009 and 2008 to SGV & Co. for tax advisory services in the Philippines and paid $55,852 to PriceWaterhouseCoopers in fiscal year 2009 for tax advisory services in the United Arab Emirates and an international business transaction.

All Other Fees

In fiscal years 2009 and 2008, Versar paid $49,041 and $63,767, respectively, to Grant Thornton for various tax consulting in the Philippines, business registration in the United Arab Emirates and review of SEC matters. Versar also paid $151,969 and $182,269 in fiscal years 2009 and 2008 to Ryan, Sharkey & Crutchfield LLP for consulting on compliance with Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has adopted a comprehensive pre-approval policy for services by its registered public accounting firm. All services by Grant Thornton rendered in fiscal years 2009 and 2008 received prior approval by the Audit Committee. The Committee expects that all services performed by Grant Thornton in fiscal year 2010 will be subject to pre-approval by the Audit Committee.

PROPOSAL NO. 2
APPOINTMENT OF ACCOUNTANTS

The Audit Committee of the Board of Directors considers it desirable that its appointment of the firm of Grant Thornton as independent registered public accounting firm of the Company for fiscal year 2010 be ratified by the Stockholders. Grant Thornton has been the Company’s accountants since 2002. Representatives of Grant Thornton will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the Stockholders.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Grant Thornton and the enclosed proxy will be so voted unless a vote against the proposal or an abstention is specifically indicated.

2010 ANNUAL MEETING

It is presently contemplated that the 2010 annual meeting of stockholders will be held on or about November 17, 2010. In order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials for the 2010 annual meeting of stockholders, it must be received by the Secretary of the Company no later than June 15, 2010, by certified mail, return receipt requested and must comply with applicable federal proxy rules. A proposal submitted for consideration at the 2010 annual meeting of stockholders subsequent to June 15, 2010 shall be considered untimely and will not be included in the Company’s proxy materials. Further, any proposals for consideration at the 2010 annual meeting for which the Company does not receive notice on or before August 29, 2010 shall be subject to the discretionary vote of the proxy holders at the 2010 annual meeting of stockholders.

OTHER MATTERS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

James C. Dobbs
Secretary

October 13, 2009

Versar, Inc.

 WO#
59797
59933
▼ FOLD AND DETACH HERE ▼

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.	Please mark your votes as indicated in this example	☒

		FOR all	WITHHOLD AUTHORITY
		nominees listed	to vote for all nominees
		below	listed below	*EXCEPTIONS

1.	Election of Directors	☐	☐	☐

Nominees

01 Robert L. Durfee	05 Amoretta M. Hoeber

02 Theodore M. Prociv	06 Amir A. Metry

03 Paul J. Hoeper	07 Anthony L. Otten

04 James L. Gallagher
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exception

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Grant Thornton LLP as independent accountants for fiscal year 2010.	☐	☐	☐

3.	In their discretion upon such other matters as may properly come before the meeting or any adjournment(s) thereof and upon matters incident to the conduct of the meeting.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as your name appears herein. If you are signing for the stockholder, please sign the stockholder’s name, your name and state the capacity in which you are signing.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at:
https://materials.proxyvote.com/925297
▼ FOLD AND DETACH HERE ▼
VERSAR, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 18, 2009
Solicited on Behalf of the Board of Directors
     The undersigned hereby authorizes Paul J. Hoeper and Theodore M. Prociv, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of Common Stock of Versar, Inc. (the “Company”), held of record by the undersigned, at the Annual Meeting of Stockholders of the Company to be held at the Springfield Golf and Country Club, 8301 Old Keene Mill Road, Springfield, Virginia, on Wednesday, November 18, 2009 at 10:00 a.m. local time, and any adjournment(s) thereof, as indicated on the reverse side hereof.
     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated, in each case, October 13, 2009. All other proxies heretofore given by the undersigned to vote shares of the Company’s Common Stock are expressly revoked.
     The shares represented by this proxy will be voted as described on the reverse hereof by the Stockholder. If not otherwise directed, this proxy will be voted FOR all nominees for directors listed in proposal 1 and FOR proposals referred to in Items 2 and 3 on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued, and to be signed and dated on the reverse side)

WO# 59797 59933